Exhibit 99.1


 Antigenics Reports First Quarter 2004 Financial Results and Recent Highlights

    NEW YORK--(BUSINESS WIRE)--April 20, 2004--Antigenics Inc. (NASDAQ: AGEN) reported results today for the quarter ended March 31, 2004. The company incurred a net loss attributable to common stockholders of $17.4 million, or $0.41 per share, basic and diluted. This is compared with a net loss attributable to common stockholders in the first quarter of 2003 of $13.5 million, or $0.36 per share, basic and diluted. Research and development costs were $11.1 million in the first quarter of 2004, compared with $10.3 million for the same period in 2003. The increased losses reflect the continued progress of the company's clinical product candidates, including Oncophage(R) (HSPPC-96), Antigenics' lead product candidate, and AG-858; costs associated with the transition of the company's operations from its Woburn facility to its Lexington facility; as well as the reduction in revenue due to the anticipation of the sale of the company's manufacturing rights for feline leukemia virus vaccine and due to lower sales of QS-21 to our QS-21 licensees. Cash, cash equivalents and short-term investments equaled $132 million on March 31, 2004.
    "With the sale of our feline leukemia vaccine manufacturing business, the strengthening of our balance sheet and our move to the new Lexington facility, we continue to focus our efforts toward making Oncophage available to patients," said Garo H. Armen, PhD, chairman and CEO of Antigenics.

    Recent Highlights

    -- In March 2004, Antigenics sold its manufacturing rights for feline leukemia virus vaccine to French veterinary pharmaceutical manufacturer Virbac S.A. (Paris: VIRB.PA) for $14.25 million in cash. The transaction is contingent upon United States Department of Agriculture (USDA) product licenses being transferred to Virbac S.A. within 90 days of closing.

    -- Antigenics initiated a Phase II trial of Oncophage in lung cancer, to be conducted at St. Thomas' Hospital in the United Kingdom.

    -- Two abstracts have been accepted for presentation at the upcoming American Society of Clinical Oncology annual meeting.

    -- Antigenics began a nationwide kidney cancer awareness campaign in conjunction with Olympic swimmer Mark Spitz and the Kidney Cancer Association.

    -- In February 2004, Antigenics raised approximately $54 million in a follow-on offering of common stock.

    -- Antigenics completed its move to a new manufacturing, research and development facility in Lexington, Massachusetts.

    Conference Call Information

    Antigenics executives, including Chairman and CEO Garo Armen, Senior Vice President of Development Renu Gupta, MD, and Chief Financial Officer Jeff Clark will host a conference call at 11:00 a.m. ET today. To access the live call, dial 877.416.2362 (domestic) or
706.679.3850 (international); the access code is 6184241. The call will also be webcast and will be accessible from the company's website at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight ET on May 4, 2004. The replay number is 800.642.1687 (domestic) or 706.645.9291
(international), and the access code is 6184241. The replay will also be available on the company's website approximately two hours after the live call.

    About Antigenics

    Antigenics is working to develop personalized immunotherapeutics and revolutionary treatments for cancers, infectious diseases and autoimmune disorders. The company's lead product candidate is Oncophage, a late-stage, personalized cancer vaccine being evaluated in several indications, including renal cell carcinoma and metastatic melanoma. Antigenics' portfolio also includes AG-858, a personalized cancer vaccine in Phase II development; Aroplatin(TM), a Phase II liposomal chemotherapeutic; and AG-702/AG-707, a Phase I genital herpes program. For more information about Antigenics, please visit www.antigenics.com.

    This press release contains forward-looking statements, including statements regarding the sale to Virbac and that Oncophage is a later-stage product candidate. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. The sale to Virbac is subject to a condition relating to the successful transfer of a USDA license and the proceeds from the sale are subject to potential post-closing claims for indemnification. Risks and uncertainties relating to commercialization of Oncophage and our other product candidates include, among others, the results from ongoing Phase III clinical trials; the need for and extent of additional clinical trials; the need to resolve product characterization issues; and the factors described in the company's periodic filings with the Securities and Exchange Commission. Please see the disclosure under the heading "Factors That May Impact Future Results" in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of the Antigenics Annual Report on Form 10-K for the fiscal year ending December 31, 2003, for a more complete discussion of these and other risk factors. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics' business and securities, investors should give careful consideration to these risks and uncertainties.


              Summary Consolidated Financial Information

         Condensed Consolidated Statements of Operations Data
                 (in thousands, except per share data)
                              (unaudited)

                                                 Three months ended
                                                      March 31,
                                                 2004         2003
                                             ------------ ------------

Revenue                                             $447       $1,780

Operating expenses:
  Cost of sales                                      594          620
  Research and development                        11,139       10,316
  General and administrative                       6,294        4,887

                                             ------------ ------------
     Operating loss                              (17,580)     (14,043)

Other income, net                                    425          551

                                             ------------ ------------
     Net loss                                   $(17,155)    $(13,492)

Dividends on Series A Convertible Preferred
 Stock                                               198            -

                                             ------------ ------------
Net loss attributable to common stockholders    $(17,353)    $(13,492)
                                             ============ ============

Net loss per share, basic and diluted             $(0.41)      $(0.36)
Weighted average number of shares
 outstanding, basic and diluted                   42,778       37,575


               Condensed Consolidated Balance Sheet Data
                            (in thousands)
                              (unaudited)

                                               March 31,    Dec. 31,
                                                 2004         2003
                                             ------------ ------------

Cash, cash equivalents and short-term
 investments                                    $131,919      $89,478
Total assets                                     180,905      140,080
Total stockholders' equity                       142,015      105,246


    CONTACT: Antigenics Inc.
             Investor Relations:
             Jack Howarth, 212-994-8244
             jhowarth@antigenics.com
              or
             Corporate Communications:
             Sunny Uberoi, 212-994-8206
             suberoi@antigenics.com